Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Forms S-8 (Reg. Nos. 333-143963, 333-143962, and 333-141537) of MISCOR Group, Ltd. and Subsidiaries of our report dated March 31, 2008, with respect to the balance sheets of American Motive Power, Inc. as of December 31, 2007 and 2006, and the related statements of operations, capital deficit and cash flows for each of the years in the two-year period ended December 31, 2007, which appears in the current report on Form 8-K/A filed by MISCOR Group, Ltd., on April 1, 2008.

/s/ BDO SEIDMAN, LLP BDO SEIDMAN, LLP

Kalamazoo, Michigan
April 1, 2008